                                                                      EX.99.H.1.

                            MASTER SERVICES AGREEMENT

      AGREEMENT made as of the 16th day of July, 2004, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (and an indirect wholly-owned subsidiary of The BISYS Group, Inc., a Delaware corporation ("BISYS Group")); and STI CLASSIC VARIABLE TRUST (the "Trust") a Massachusetts business trust, c/o Trusco Capital Management, Inc., 50 Hurt Plaza, Suite 1400, Atlanta, GA 30303.

      WHEREAS, the Trust desires that BISYS perform administration, fund accounting and transfer agency services for the investment portfolios of the Trust listed on Schedule A hereto, as well as such additional investment portfolios as hereafter may be established from time to time by the Trust (collectively, the "Funds") and;

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the Trust and BISYS hereby agree as follows:

      1.    Retention of BISYS.

      The Trust hereby retains BISYS to act as administrator, fund accountant and transfer agent of the Trust, and to furnish the Trust with administrative, fund accounting and transfer agency services as set forth in Sections 2(a) through (c) below. BISYS and the Trust hereby agree that BISYS will perform the services upon the terms set forth in this Agreement and the Schedules hereto.

      BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

      2.    Services.

            (a) Administration Services. BISYS shall perform the administrative services set forth in Schedule B and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with, custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's operations. BISYS shall provide the Board of Trustees of the Trust (the "Board") with such reports regarding investment performance as it may reasonably request, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. BISYS shall perform such other administration services for the Trust and

                                                                      EX.99.H.1.

                  each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (b) Fund Accounting Services. BISYS shall perform for the Trust the fund accounting services set forth in Schedule C hereto. BISYS shall also perform such special accounting services, and furnish such reports, for the Trust and the Funds to the extent agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (c) Transfer Agency Services. BISYS shall perform for the Trust the transfer agency services set forth in Schedule D hereto. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as the parties mutually agree, for which the Trust will pay BISYS the amounts agreed upon between them.

      BISYS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board meetings) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, BISYS shall make reports to the Board concerning the performance of its obligations hereunder.

      BISYS shall perform services in accordance with the quality standards, and deadlines applicable in accordance with Schedule F hereto. The standards, deadlines and financial penalties included in Schedule F will remain in effect during the term of this Agreement unless subsequently modified or terminated with the written consent of the parties. Subject to BISYS' general standard of care as set forth in Section 7 and the definition of "cause" as set forth in
Section 6, the financial penalties or other remedies explicitly provided in Schedule F shall be the exclusive remedies for any failure or failures to meet the specific standards or deadlines provided for thereunder, and the quality standards and deadlines set forth therein shall not be determinative of the parties' rights and obligations under the provisions of this Agreement (such as, for example, in construing whether in any particular instance BISYS has met its standard of care). A determination by BISYS in a particular instance to agree to a financial or other penalty provided for in Schedule F shall be without prejudice to BISYS and shall not by itself be construed as an admission of wrongdoing or a waiver of any rights generally under this Agreement.

      BISYS shall perform such other services for the Trust or the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them. Except as explicitly set forth herein, BISYS shall only perform additional services as are provided on an amendment to this

                                                                      EX.99.H.1.

Agreement or to schedules hereto, in consideration of such fees as the parties hereto agree.

      BISYS may, in its discretion and at its own expense (except as otherwise provided hereunder), utilize agents in its performance of its services and, with prior notice to the Trust, may appoint in writing other parties qualified to perform transfer agency, administration or fund accounting services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that (i) the Board's approval shall be required to establish an arrangement in which a Sub-Agent acts as sub-administrator, sub-fund accountant, or sub-transfer; and
(ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of an agent (or Sub-Agent). In the event that a Sub-Agent is retained by the Trust (and/or by BISYS at the request or instruction of the Trust), the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect thereto.

      3.    Allocation of Charges and Expenses.

      BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide all items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees of the Trust who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not a BISYS employee) retained by the Board to perform services on behalf of the Trust.

      The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for Trust legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Trust ("Shares"), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliate of BISYS (fees for other "interested Trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

      4.    Fees and Expenses.

            (a) The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule E. Fees for any additional services

                                                                      EX.99.H.1.

                  to be provided by BISYS pursuant to an amendment to any of Schedules B, C or D shall be subject to mutual agreement at the time such amendment is proposed.

            (b) In addition to paying BISYS the fees set forth in Schedule E, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including:

                  (i) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Trust or the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                  (ii) The cost of microfilm or microfiche of records or other electronic storage of Trust records and other materials;

                  (iii) All freight and other delivery and bonding charges incurred in delivering materials to and from the Trust, its investment advisers and custodian;

                  (iv)   Check and payment processing fees;

                  (v)    Fulfillment;

                  (vi)   IRA custody and other related fees;

                  (vii)  NSCC and related costs;

                  (viii) Sales taxes;

                  (ix)   Costs of tax forms;

                  (x)    Costs of shareholder correspondence;

                  (xi) All out of pocket costs incurred in connection with BISYS' provision (if applicable, under Section 23) of Trust officers and in connection with compliance services; and

                  (xii) Any expenses incurred at the written direction of an officer of the Trust; provided however, that such officer is not an officer or employee of BISYS or its affiliates.

            (c) In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

                                                                      EX.99.H.1.

                  (i) Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

                  (ii) Fees for pricing information used in connection with pricing the securities and other investments of each Fund, provided that the Fund shall not be charged an amount greater than the amount the Fund would be charged if it obtained the information directly from the relevant vendor or vendors, including costs incurred by BISYS to Fair Value Information Vendors (as defined on Schedule C) with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds that the Trust designates as being subject to fair value determinations and for which services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

                  (iii) A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors; not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

                  (iv) Fees and expenses associated with providing the "AML Services," as defined in Section 23, and as set forth in further detail on Schedule E;

                  (v) System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

                  (vi) Fees for development of any custom interfaces, billed at a mutually agreed upon rate;

                  (vii) Interactive Voice Response System fees, charged according to BISYS' standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

                                                                      EX.99.H.1.

                  (viii) Expenses associated with the tracking of "as-of"
                         trades, billed at the rate of $50 per hour, as approved by the Trust.

      All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges shall survive the termination of this Agreement.

      5.    Effective Date.

      This Agreement shall become effective as of the date of the conversion of the Funds to BISYS' systems, which shall take place on or about July 26, 2004 (the "Effective Date").

      6.    Term.

      This Agreement shall continue in effect for a period of five (5) years, until July 31, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause, or (iv) in the event of a BISYS Change of Control Transaction, under the terms provided below.

      For purposes of this Section 6, "Cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

      For purposes of this Section 6, "BISYS Change of Control Transaction" means (a) the sale or transfer of a controlling interest in BISYS or BISYS Group, (b) the merger or other consolidation of BISYS or BISYS Group with another person or entity, the controlling interests in which, following such merger or consolidation, are held by persons or entities other than those with controlling interests in BISYS or BISYS Group prior to such transaction, or (c) the sale of all or substantially all of the assets of BISYS or BISYS Group. For these purposes, fifty percent (50%) or more of the total equity interest in an entity shall be deemed to be a controlling interest in such entity. A change of a controlling interest in BISYS shall not be a considered a BISYS Change of Control if the ultimate controlling interest in BISYS continues to be held by BISYS Group and no change in a controlling interest occurs with respect to BISYS Group.

                                                                      EX.99.H.1.

      In the event that a BISYS Change of Control Transaction occurs during the term of this Agreement, BISYS shall provide notice of such transaction to the Trust within five (5) business days after the closing of such transaction ("BISYS Notice"). Within one hundred eighty (180) days of its receipt of the BISYS Notice, the Trust may elect to terminate this Agreement by providing BISYS with a written notice of its election to terminate ("Termination Notice"). A Termination Notice shall set forth an effective date for the termination, which effective date shall be no less than one hundred eighty (180) days after the date the Termination Notice is given to BISYS by the Trust.

      Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and expenses provided in the Section 3 and 4 of this Agreement, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust, its investment adviser and/or other parties of the Trust's property, records, instruments and documents.

      7.    Standard of Care; Uncontrollable Events; Limitation of Liability.

      BISYS shall use reasonable professional diligence in the performance of all services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

      BISYS shall maintain adequate and reliable computer and other equipment (including back-ups) necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

                                                                      EX.99.H.1.

      BISYS shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      8.    Legal Advice.

      BISYS shall notify the Trust at any time BISYS reasonably determines that it is in need of the advice of counsel to the Trust with regard to BISYS' responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel to the Trust; however, this Agreement shall not obligate counsel to the Trust to render such advice. After so notifying the Trust, if BISYS does not obtain the advice of counsel to the Trust within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties hereunder. BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

      9.    Instructions / Certain Procedures, etc.

      BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

      Subject to Section 23(b), whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

                                                                      EX.99.H.1.

      As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Trust, to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current Prospectus.

      The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion, but will provide prompt notice to the Trust of such amendment. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

      The Trust acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program (as defined in Section 16), BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall also be authorized by the Trust's AML Compliance Officer (as defined in Section 16). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

      The Trust instructs and authorizes BISYS to provide information pertaining to the Fund's portfolio to Fair Value Information Vendors (as defined in Schedule C) in connection with the fair value determinations made under the Trust's Valuation Procedures (as defined in Schedule C) and other legitimate purposes related to the services to be provided hereunder. The Trust acknowledges that while BISYS' services related to fair value pricing are intended to assist the Trust and its Board in its obligations

                                                                      EX.99.H.1.

to price and monitor pricing of Fund portfolios, BISYS does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

      10.   Indemnification.

      The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") resulting directly and proximately from BISYS' performance of services under this Agreement or based, if applicable, upon BISYS' reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS by the Trust, the investment adviser, or other authorized agents of the Trust with which BISYS must interface in providing services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      BISYS shall indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against any Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld

                                                                      EX.99.H.1.

or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The provisions of this Section 10 are subject to the provisions of Section 9 and Section 23(e).

      11.   Record Retention and Confidentiality.

      BISYS shall keep and maintain on behalf of the Trust all books and records which are customary or which are required to be kept in connection with BISYS' services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust at reasonable times or by the Securities and Exchange Commission (the "Commission") promptly.

      BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders including non-public information on trust holdings or proxy votes, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Trust's Declaration of Trust, Prospectus and applicable law, or (v) as requested or authorized by the Trust (including pursuant to its policies and procedures). BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 11 are subject to the provisions of Section 23(b) (Anti-Money Laundering Provisions).

      12.   Reports.

      BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules hereto), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules hereto). The Trust agrees to examine each such report or copy provided to it promptly and will report or cause to be reported any errors or discrepancies therein.

      13.   Rights of Ownership.

                                                                      EX.99.H.1.

      All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Trust. All such records and other data which is the property of the Trust shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      14.   Return of Records.

      BISYS shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six (6) years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      15.   Bank Accounts.

      BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are acceptable to the Trust, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      16.   Representations and Warranties of the Trust.

      The Trust represents and warrants to BISYS that:

            (a) It is a Trust duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations;

            (d) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid

                                                                      EX.99.H.1.

                  and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

            (e) By virtue of the Declaration of Trust, shares of each Fund which are redeemed by the Trust may be resold by the Trust; and

            (f) (i) The Trust has adopted a written anti-money laundering program, which has been provided to BISYS pursuant to Section 19 (the "AML Program"), and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to BISYS, as provided in Section 23, has been approved by the Board, and (iv) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption, in accordance with Section 21.

      17.   Representations and Warranties of BISYS.

      BISYS represents and warrants to the Trust that:

            (a) It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' equipment, facilities, and back-ups and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder;

            (e) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in

                                                                      EX.99.H.1.

                  accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

            (f) BISYS will adopt procedures and monitor personal trading in fund share by BISYS employees who are access persons (as defined in BISYS' Code of Ethics), and report any violations to the Trust.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

      18.   Insurance.

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Aggregate coverage amounts are currently not less than $15 million for the fidelity bond and $25 million for the E&O / D&O policy. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      BISYS agrees to pay a total of $325,000 per annum towards the insurance premiums payable annually by the Trust, such total amount to be paid as follows:
$300,000 will be paid towards the premium for the Trust's Directors and Officers Liability / Errors and Omissions Insurance Policy, and $25,000 will be paid towards the premium for the Trust's Fidelity Bond.

      19.   Information to be Furnished by the Trust and Funds.

      The Trust has furnished to BISYS the following, as amended and current as of the Effective Date:

            (a) A copy of the Declaration of Trust of the Trust and any amendments thereto;

                                                                      EX.99.H.1.

            (b)   A copy of the Trust's By-laws and any amendments thereto;

            (c) A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and (ii) authorization of BISYS to act as administrator, fund accountant and transfer agent for the Trust;

            (d) A certified list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters;

            (e)   Two copies of each of the following documents employed by the
                  Trust:

                  (i)   Prospectuses and Statement of Additional Information;

                  (ii)  Distribution Agreement; and

                  (iii) All other forms commonly used by the Trust or its
                        distributor with regard to their relationships and transactions with shareholders of the Funds.

            (f) A certificate as to shares of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding;

            (g) A copy of the Trust's written AML Program, including any related policies and procedures; and

            (h) A copy of the disclosure controls and procedures of the Funds ("Fund DCPs") as contemplated in Item 22 of Schedule B.

      20.   Information Furnished by BISYS.

      BISYS has furnished to the Trust evidence of the following:

            (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

            (b) Authorization of BISYS to act as Transfer Agent, Fund Accountant and Administrator for the Trust; and

                                                                      EX.99.H.1.

            (c)   The current BISYS As-of Trading Policy.

            (d) The current version of BISYS written polices and procedures with respect to its provision on AML Services (as defined in Section 23 below).

      Upon request, BISYS shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds ("BISYS Policies"), and any material amendments thereto, to the Trust.

      21.   Amendments to Documents.

      The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, the AML Program, or the Fund DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably. BISYS shall furnish the Trust with written copies of any amendments to, or changes in, any of the items referred to in this Section 21.

      22.   Reliance on Amendments.

      BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 19 and 21 of this Agreement and, the indemnification provisions of Section 7 hereof are applicable to BISYS' reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS' written consent to and approval of such amendments or changes.

      23.   Compliance with Laws.

      (a) Prospectus and Public Offering. Except for information which is the obligation of BISYS as set forth in Section 11 hereof, and except as provided in the services listed in the schedules hereto which specify services of BISYS in connection with the preparation of the Prospectus and certain information to be provided by BISYS for inclusion in the Prospectus, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Trust in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to "blue sky" filings, BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the

                                                                      EX.99.H.1.

Trust's shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

      (b) Anti-Money Laundering Provisions. The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

      The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule D (the "AML Services") with respect to the shareholder accounts maintained by BISYS pursuant to this Agreement, and BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws. BISYS' obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent prior to adoption.

      The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

      As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual

                                                                      EX.99.H.1.

Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

      (c) Provision of AML Compliance Officer.

      Subject to the provisions set forth above in Section 23(b) and below in this Section 23(c) and in Section 23(e), BISYS agrees to make available to the Trust a person to serve as the Trust's AML Compliance Officer. BISYS' obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to the Trust's cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trust in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

      The Trust shall provide copies of all books and records of the Trust, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws, and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws.

      As to transactions in Fund Shares and the opening and maintenance of Shareholder accounts, each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to compliance with the AML Program and Applicable AML Laws for a period of at least five (5) years after either the relationship with the Shareholder has ended or the execution of the transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

      (d) Provision of Certifying Officers.

      Subject to the provisions of this Section 23(d) and Section 23(e), BISYS shall make BISYS employees available to the Trust to serve, upon designation as such by the Board, as the Chief Executive Officer and Chief Financial Officer of the Trust or under such other titles to perform similar functions (each, a "Certifying Officer"). BISYS' obligation in this regard shall be met by providing appropriately qualified employees of BISYS (or its affiliates) who, in the exercise of their duties to the Trust, shall act in good faith and in a manner reasonably believed by them to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employees that it makes available to serve in the designated capacities as a Certifying Officer, in BISYS' reasonable discretion, taking into account each such person's responsibilities concerning, and

                                                                      EX.99.H.1.

familiarity with, the Trust's operations (but the designation of any such person or their replacement as a Certifying Officer shall be subject to the approval of the Trust).

      The obligation of BISYS to provide an employee to serve in such capacity is also subject to, and conditioned upon, the provisions of Item 22 of Schedule B hereto. Capitalized terms used but not defined in this Section 23(d) have the respective meanings ascribed to them in Item 22 of Schedule B.

      The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

      The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer and Chief Legal Officer (if any), at least one BISYS representative other than the CFO or CEO of the Trust, at least one representative of the investment adviser, and such other individuals as may be necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Trust Reports (or other information from which such information is derived), including BISYS and the Other Service Providers to the Trust, such as the investment adviser and custodian. In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by the Other Service Providers.

      The Fund DCP Committee shall meet at least ten (10) days prior to the filing date of each Report to review the accuracy and completeness of the relevant Report and record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by Item 10 of Form N-CSR. In conducting its review and evaluations, the Fund DCP Committee shall:

            (i) establish a schedule to ensure that all required disclosures in Form N-CSR, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review;

            (ii) review SAS 70 Reports pertaining to BISYS and Other Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

            (iii) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal control over

                                                                      EX.99.H.1.

      financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, the Trust's audit committee and its auditors;

            (iv) consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers, so that Certifying Officers may inform the Trust's audit committee and its auditors; and

            (v) determine whether there was any change in internal control over financial reporting that occurred during the Trust's most recent fiscal half-year (the Trust's second fiscal half year in the case of an annual report) that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

      A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

      (e) Additional Provisions Concerning Executive Officers.

      It is mutually agreed and acknowledged by the parties that and any Certifying Officer provided by BISYS under the provisions of this Section 23 will constitute executive officers of the Trust ("Executive Officers"). In addition, the parties agree that an AML Compliance Officer provided by BISYS shall be treated as an Executive Officer of the Trust for purposes of this
Section 23(e). The provisions of Sections 23(c) and (d) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request.

      The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

      The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to other officers holding positions of executive management.

                                                                      EX.99.H.1.

      In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a violation of Sarbanes-Oxley, Applicable AML Laws or Applicable Securities Laws by the Trust, or (b) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer, which (in either case) is not primarily caused by the failure of such Executive Officer or BISYS to meet obligations under applicable laws and this Agreement. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Service Providers to make an informed determination regarding any of the matters listed above.

      Each Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

      Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws, the Applicable Securities Laws or Sarbanes-Oxley, and (b) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Executive Officer as an Executive Officer of the Trust.

      (f) Changes to Services to Take Account of Regulatory Developments.

      In the event that regulatory developments applicable to the Trust necessitate or implicate additional services or an enhancement to the services hereunder ("Additional Services"), BISYS agrees to review the anticipated regulatory needs of the Trust and provide information concerning the feasibility of implementing the Additional Services, including operational and commercial aspects that are or should be apparent to BISYS concerning the same. BISYS shall use best efforts to identify the specific changes (if any) to BISYS' service model that would be necessary to accomplish the Additional Services, and set out the estimated costs and estimated implementation timetable for such Additional Service. The parties shall then in good faith agree to mutually agreeable terms applicable to such Additional Service.

      24.   Notices.

                                                                      EX.99.H.1.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to c/o Trusco Capital Management, Inc., 50 Hurt Plaza, Suite 1400, Atlanta, GA 30303 Attn: Deborah Lamb; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      25.   Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      26.   Governing Law.

      This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      27.   Activities of BISYS.

      The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a shareholder or otherwise.

      28.   Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Trust except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

                                                                      EX.99.H.1.

      29.   Miscellaneous.

            (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

            (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. The terms of the letter of intent dated April 2, 2004 among Trusco Capital Management, Inc., the Trust, STI Classic Variable Trust and BISYS remain in effect, except that the obligation to prepare and execute a definitive Master Services Agreement covering services to the Trust shall be satisfied by the execution of this Agreement.

            (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

            (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *

                                                                      EX.99.H.1.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                STI CLASSIC VARIABLE TRUST

                                                By: /s/ Douglas S. Phillips
                                                    ---------------------------

                                                Name: Douglas S. Phillips

                                                Title: Vice President

                                                BISYS FUND SERVICES OHIO, INC.

                                                By: /s/ William J. Tomko
                                                    ---------------------------

                                                Name: William J. Tomko

                                                Title: Executive Vice President

                                                                      EX.99.H.1.

                                   SCHEDULE A

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                         AND STI CLASSIC VARIABLE TRUST

                                      FUNDS

Capital Appreciation Fund
Growth and Income
International Equity Fund
Investment Grade Bond Fund
Mid-Cap Equity Fund
Small Cap Value Equity Fund
Value Income Stock Fund

                                                                      EX.99.H.1.

                                   SCHEDULE B

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                         AND STI CLASSIC VARIABLE TRUST

                             ADMINISTRATION SERVICES

1. Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an authorized person (designated on the list of authorized persons approved by the Board), including administration of director and vendor fees and compensation on behalf of the Trust, and as appropriate;

2. Prepare, subject to review by counsel to the Trust, (i) the annual update to the Trust's registration statement on Form N-1A, (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Trust or counsel to the Trust;

3. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Trust ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares. State securities ("Blue Sky") exemption services are made available at a standard fee which is earned by BISYS based on savings obtained by the Trust;

4. Coordinate and prepare, with the assistance and approval of the Funds' investment adviser, counsel and officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form

                                                                      EX.99.H.1.

      N-CSR; prepare and file the Trust's Form N-SAR; and file all required notices pursuant to Rule 24f-2;

5. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

6. Administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

7. Coordinate with the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

8.    Calculate performance data of the Funds for dissemination to up to fifteen
      (15) information services covering the investment company industry;

9.    Prepare and file the Trust's tax returns;

10. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

11. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

12. Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BISYS' services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Board;

13. Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense (except as otherwise provided in the Agreement) of the Trust and Funds and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

14. Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

                                                                      EX.99.H.1.

15. Perform required additional administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement as specifically agreed between the parties;

16. Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Declarations of Trust and By-Laws for the Trust;

17. Develop portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the Investment Company Act of 1940, each Fund's investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund's accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures. BISYS will consult with and advise, on a proactive basis, Fund portfolio managers with respect to compliance matters. BISYS will also provide on-site compliance training for investment advisory personnel, as requested, and provide the Board with quarterly results of compliance reviews;

18. Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Trust's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

19. Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i)

                                                                      EX.99.H.1.

      rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information (iii) communicating with SEC staff members as necessary, (iv) providing a representative to interface with the regulator, and (v) meeting with portfolio managers to provide status updates. In addition, BISYS will provide appropriate assistance with respect to audits conducted by the Fund's independent accountants and advisor including (i) compiling data and other information and (ii) communicating with independent accountants, as necessary;

20. Manage the preparation for and conducting of Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the Trustees or fund counsel plans and related matters, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing;

21. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing; and

22. To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

      If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers

                                                                      EX.99.H.1.

      of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Trust Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Service Providers to the Trust, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust's investment adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

      The Trust shall assist and cooperate with BISYS (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust's Form N-CSR, including Trust financial statements, so that BISYS may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

      The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (b) evaluation of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within

                                                                      EX.99.H.1.

      the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

23. Coordinate formulating and filing of the Funds' voting records (as approved by the investment adviser) on Form N-PX.

24. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

25. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested.

26.   Oversee/coordinate Trustee compensation.

27. Prepare and distribute Trustee/Officer Questionnaires, review completed Questionnaires and resolve any open issues with the Trust and counsel.

28.   Review proxy statements prepared by counsel.

29. Prepare and file amendments to the Declaration of Trust/Articles of Incorporation as necessary.

30.   Prepare amendments to the By-Laws.

31.   Prepare and file Form MT-1 for Massachusetts Business Trusts.

32.   Prepare and maintain fund policies and procedures.

33. Provide consultation in relation to certain other matters, including establishment of seed capital accounts, establishment of foreign custody accounts, foreign tax reclaim matters, and class action lawsuits.

                                   SCHEDULE C

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                         AND STI CLASSIC VARIABLE TRUST

                            FUND ACCOUNTING SERVICES

(a) BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the 1940 Act, in electronic form to the extent required by law:

            1. Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

            2. General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

            3.    Separate ledger accounts required by subsection (b)(2)(ii) and
                  (iii) of the Rule; and

            4. A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b) In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services for each Fund:

            1. Allocate income and expense and calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

            2. Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available,
                  (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board;

            3. Coordinate the preparation of reports that are prepared or provided by Fair Value Information Services which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

            4. Verify and reconcile with the Funds' custodian all daily trade activity;

            5. Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed);

            6. Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers;

            7. Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

            8. Determine and report unrealized appreciation and depreciation on securities held in variable net asset value Funds;

            9. Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Trust;

            10. Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

            11.   Post Fund transactions to appropriate categories;

            12. Accrue expenses of each Fund according to instructions received from the Trust's Administrator, and submit changes to accruals and expense items to authorized officers of the Trust (who are not BISYS employees) for review and approval;

            13. Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

            14. Provide accounting reports in connection with and coordinate with independent auditors concerning the Trust's regular annual audit, and other audits and examinations by regulatory agencies; and

            15. Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

            16. Provide a representative (in a non-voting capacity) for Pricing Committee; and

            17. Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Trust's policies and procedures.

(c) BISYS shall also perform the following additional accounting services for each Fund:

            1. Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

                  A.    Unaudited Statement of Assets and Liabilities,

                  B.    Unaudited Statement of Operations,

                  C.    Unaudited Statement of Changes in Net Assets, and

                  D.    Unaudited Condensed Financial Information

            2. Provide accounting information for the following: (in compliance with Reg. S-X as applicable):

                  A. federal and state income tax returns and federal excise tax returns;

                  B. the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR and Form N-CSR;

                  C. the Trust's annual and semi-annual shareholder reports and quarterly Board meetings;

                  D. registration statements on Form N-1A and other filings relating to the registration of shares;

                  E. BISYS' monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                  F.    annual audit by the Trust's auditors; and

                  G.    examinations performed by the SEC.

            3.    Calculate turnover and expense ratio.

            4.    Prepare schedule of Cap Gains and Losses.

            5.    Provide daily cash report.

            6. Maintain and report security positions and transactions in accounting system.

            7.    Prepare Broker Commission Report.

            8.    Monitor expense limitations.

            9.    Monitor wash sales.

            10. Provide financial information otherwise maintained by BISYS that may be relevant to Adviser's reports on soft dollar brokerage transactions.

            11.   Maintain list of failed trades.

            12.   Provide unrealized gain/loss report.

                                   SCHEDULE D

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                         AND STI CLASSIC VARIABLE TRUST

                            TRANSFER AGENCY SERVICES

1.    Shareholder Transactions

            (a)   Process shareholder purchase and redemption orders.

            (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

            (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

            (d)   Issue periodic statements for shareholders.

            (e)   Process transfers and exchanges.

            (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

            (g) Review account applications to determine whether they are in "good order" and completeness.

2.    Shareholder Information Services

            (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

            (b) Produce detailed history of transactions through duplicate or special order statements upon request.

            (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.    Compliance Reporting

            (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

            (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

            (c)   Issue tax withholding reports to the Internal Revenue Service.

4.    Dealer/Load Processing (if applicable)

            (a) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

            (b) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

            (c) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

            (d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

            (e)   Calculate redemption fees.

5.    Shareholder Account Maintenance

            (a) Maintain all shareholder records for each account in the Trust.

            (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

            (c)   Record shareholder account information changes.

            (d)   Maintain account documentation files for each shareholder.

            (e) Work with intermediaries to coordinate the approach to handling investments or transactions by persons suspected of engaging in market timing.

6.    Anti-Money Laundering Services

            (a)   Verify shareholder identity upon opening new accounts.

            (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

            (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

            (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

            (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or
                  (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

TRANSFER AGENCY REPORTS

      1.    Daily Shareholder Activity Journal

      2.    Daily Fund Activity Summary Report

            (a)   Beginning Balance

            (b)   Transactions

            (c)   Shareholder Transactions

            (d)   Reinvested Dividends

            (e)   Exchanges

            (f)   Adjustments

            (g)   Ending Balance

      3.    Daily Wire and Check Registers

      4.    Monthly Dealer Processing Reports

      5.    Monthly Dividend Reports

      6.    Sales Data Reports for Blue Sky Registration

      7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

      8. Such special reports and additional information that the parties may agree upon, from time to time.

      In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

      9. Performance of good order review for all new and reregistered accounts;

      10. Performance of acceptance review for all monetary instruments received;

      11. Administration of signature guarantee policy in accordance with prospectus requirements;

      12. Administration of escrow hold policy in accordance with prospectus requirements;

      13.   Verification of customer address changes;

      14. Verification of customer identification for all new accounts and all name changes on existing accounts;

      15. Monitoring of all purchase transactions made with cash equivalents totaling in excess of $10,000. The number of Form 8300 reports filed during the period will be reported;

      16. Monitoring of all accounts for suspicious activity. The number of Form SAR reports filed during the period will be reported;

      17. Review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control. The number of accounts frozen and otherwise reported to authorities during the period will be reported;

      18. Creation of the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

      19. Maintain all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

      The following will be provided in such report if the Trust falls under the related U.S.A. Patriot Act of 2001 provisions:

      20. Perform the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts.

      21. Perform required due diligence on any new correspondent accounts opened during the period.

      22.   Maintain toll-free 1-800 number.

      23. Review and address shareholder correspondence, and maintain file of any customer complaints and provide reports to the Trust concerning the handling of customer complaints.

                                   SCHEDULE E

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                         AND STI CLASSIC VARIABLE TRUST

                                      FEES

      The Trust shall pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee for administration, fund accounting and transfer agency services comprised of the following components, determined at the annual rates set forth below. For these purposes, the Funds of the Trust shall be treated collectively with the funds of the STI Classic Funds, and for purposes of this Schedule E, the term "Funds" includes such other funds, so that, for example, the rate at which the asset-based fees are applied is determined by aggregating the assets of all such "Funds" together.

An asset-based fee determined as follows:

2.75 basis points (0.0275%) on the first $25 billion in aggregate net assets of all Funds;

2.25 basis points (0.0225%) on the next $5 billion in aggregate net assets of all Funds; and

1.75 basis points (0.0175%) on the aggregate net assets of all Funds over $30 billion; plus

An additional class fee of $2,500 per class per annum, applicable to each additional class of shares over 145 classes of shares; plus

The following per-account fees, applied per annum to each shareholder account on BISYS' transfer agency system that exceeds the first 275,000 (open or closed) shareholder accounts on BISYS' transfer agency system:

Account Type     Annual Fee      Account Type      Annual Fee
Retail            $20.00          Networked           $13.50

Retail                            Networked
Closed            $ 2.00          Closed              $ 2.00

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

The foregoing fees are subject to an annual minimum fee of $5,400,000, based on the current Fund complex, consisting of 56 Funds. The annual minimum amount will increase (or decrease) by $50,000 for each Fund that is added (or subtracted) from the total number of Funds.

CPI ADJUSTMENT

The fixed fees and other fees expressed as stated dollar amounts in this schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

OUT OF POCKET EXPENSES AND MISCELLANEOUS CHARGES

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of the Agreement.

AML Fees and Expenses are as follows:
      Annual program servicing:  $2,000.00
      (to be billed in equal monthly amounts of $166.67)

      Systems costs:
            Early Warning annual fee           $575.00
            Early Warning per record cost      $  0.22
            (for new account* registration
            review - does not apply to
            Network Level III accounts)
            Equifax - per request cost         $  5.00

      AML Audit:
      BISYS will perform the AML audit for the first year of the Agreement for a fee of $15,000. In subsequent years, BISYS will perform the audit, at the election of the Trust, at a fee to be agreed by the parties.

*CHANGES TO ACCOUNT REGISTRATION INFORMATION OR OTHER ACCOUNT-RELATED INFORMATION MAY RESULT IN CHARACTERIZING THE ACCOUNT AS A "NEW ACCOUNT" FOR THESE PURPOSES.

                                   SCHEDULE F

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                         AND STI CLASSIC VARIABLE TRUST

                                SERVICE STANDARDS

Pursuant to Section 2 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth on this Schedule F. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

Each of the service standards will be monitored by a Quality Assurance team. In the event BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures within the following month in order to be in compliance with the appropriate standard at the end of such month; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS' failure to meet a service standard was due to circumstances beyond its control.

For purposes of measurement, a rolling quarter is defined as three consecutive months. Examples would be as follows: rolling quarter one: January, February, March; rolling quarter two: February, March, April; and rolling quarter three:
March, April, May. Measurement shall commence at the completion of the first rolling quarter.

In the event BISYS fails to meet three or more items that are within the same category (i.e., category 1, 2 or 3) in the table below in a particular month, this will constitute a service deficiency for that month (a "Deficiency").

In the event that there is a Deficiency for two of three non-consecutive months of any rolling quarter, the fee payable to BISYS hereunder for the next succeeding month shall be reduced by 1.0% or such lower amount as the parties agree upon.

In the event that there is a Deficiency for two consecutive months of any rolling quarter, the fee payable to BISYS hereunder for the next succeeding month shall be reduced by 1.5% or such lower amount as the parties agree upon.

In the event that there is a Deficiency for three consecutive months of any rolling quarter, the fee payable to BISYS hereunder for the next succeeding month shall be reduced by 2.5% or such lower amount as the parties agree upon. Additionally, the Trust reserves the right, based on an overall assessment of the severity of the failure, to have BISYS provide the Board of Trustees with a written summary of deficiency issues and an action plan detailing immediate corrective measures as well as specific initiatives designed to prevent such failures from occurring in the future.

The following provides an example:

Assuming the first full month of services is in August, the first measurement period would consist of August, September and October. For purposes of this example, it will be assumed, hypothetically, that for the first 6 months there is a Deficiency (as defined above) for the months of August, September, November, December, and January.

Under the foregoing scenario, BISYS' fee for the months indicated below would be reduced by the amounts indicated below:

November - 1.5%
December - 1%
January - 1.5%
February - 2.5%

For purposes of this Schedule F, the services that BISYS renders to STI Classic Funds shall be aggregated with the services rendered to the Trust, and BISYS' performance shall be determined accordingly.

                                   CATEGORY 1

         ITEM                                          STANDARD
------------------------               ----------------------------------------------
NAV Calculation Accuracy               Greater than 99%, according to ICI materiality
                                       guidelines.

N-SARs                                 Completed and filed with the SEC by the 60th day
                                       following the report date.

Excise Tax Distributions               Calculated and declared income and capital gain
                                       distributions prior to December 31.

Daily Bulletin                         95% delivered by 6:30 pm (EST).

Cash Availability                      98% delivered by 11:00 am (EST) (this assumes any
                                       transactions received from platforms that may be authorized by the Trust to submit late-day trade information will be
                                       received by 9.30am).

Expense Budgeting and Analysis         Analyzed and adjusted expense accruals, as needed, on a
                                       monthly basis.

Payment of Invoices                    All invoices paid accurately within 3 weeks of receipt of
                                       invoice by BISYS.

24f-2 Share Registration               Prepared financial data for inclusion in the Form 24f-2
                                       filing within 90 days of fiscal year-end.

Daily Dividend Rate Completion             Greater than 99% accuracy rate

Daily Dividend Rate Accuracy               Greater than 99.9% accuracy rate

Non-Daily Dividend Rate Accuracy           Greater than 99.9% accuracy rate

Non-Daily Dividend Processing              Greater than 99.9% accuracy rate
Accuracy

NASDAQ Reporting Accuracy,                 Greater than 99.9% accuracy rate
excluding money funds

Asset Reconciliation Frequency (weekly)    Greater than 99% accuracy rate

Cash Reconciliation Frequency (daily)      Greater than 99% accuracy rate

Corporate Actions Processing Completion    Greater than 99% accuracy rate

Security Valuation Review Completion       Greater than 99% accuracy rate

Preparation of Audit Packages              100% accuracy rate

Shareholder Report Preparation Cycle       46 calendar days

Mutual Fund Performance Calculation        Greater than 99.9% accuracy rate

Mutual Fund Performance Accuracy           Greater than 99.9% accuracy rate

SEC Yield Calculation Deadline             Greater than 99% accuracy rate

SEC Yield Accuracy                         Greater than 99% accuracy rate

SEC Yield Calculation Frequency            Greater than 99% accuracy rate

Preparation of Budget Packages             Greater than 99% accuracy rate

SEC Filings, by type                       100% accuracy rate

Board Reports Produced, by type            100% accuracy rate

                                   CATEGORY 2

          ITEM                                                   STANDARD
------------------------------------       ----------------------------------------------------
Financial Transaction Quality              98% accuracy rate

Maintenance Items Quality                  98% accuracy rate

New Account Transactions Quality           95% accuracy rate

Incoming Calls                             85% answered within twenty (20) seconds

Average Answer Speed                       Within twenty (20) seconds

Abandon Rate                               Under 2.5%

Correspondence                             100% responded to in three (3) business days

Confirmations                              100% mailed in three (3) days

Statements                                 100% mailed in five (5) days

Form 1099-DIV Year-End Tax Information     Prepared and mailed notices to shareholders and vendors
                                           within 30 calendar days of calendar year-end.

Form 1099-MIS Additional Year-End Tax      Prepared and mailed notices to shareholders and vendors
Information                                within 45 calendar days of calendar year-end.

                                   CATEGORY 3

          ITEM                                                 STANDARD
------------------------------------       ------------------------------------------------
LEGAL SERVICES

Provide Updated Quarterly Authorized       Within 2 business days following board meeting
Signer List to BISYS financial
administration department and to
Fund custodian.

Registration Statements

-  Review Annual Updates                   Within 120 calendar days of fund's fiscal year-end

-  Review New Funds, N-14s &               Within pre-established timeframes with client
   Other Filings

-  497 Filings                             5 calendar days after N-1A effectiveness

Prospectus & Supplement Printing           2 - 4 business days after N-1A effective date

Notify the transfer agent and ADP of the         Within seven (7) business days of being notified that
record date for shareholder meeting              record date has been set

Send Trustee Questionnaires to all Trustees      Within seven (7) business days after receipt of form of
                                                 Questionnaire from fund counsel

Preparation of Draft Board Meeting Agenda        6 weeks prior to Board meeting

Preparation of Board Resolutions                 2 weeks prior to Board meeting

Mailing of Board Meeting Materials               10 calendar days prior to meeting

Preparation of Draft Board Meeting Minutes       30 calendar days after Board meeting

COMPLIANCE SERVICES

Perform Daily Compliance Checks:

-  Specified SEC & Prospectus Checks

-  Specified IRS Checks

Notify the Trust of Issues Detected              By 5:00 PM on date of detection

Quarterly Compliance Checks                      2 business days after receipt of IA compliance reports

Other Quarterly Compliance Services

-  IRS Qualification Letters                     10 business days prior to tax quarter-end

-  Broker Allocation Letters                     2 business days after receipt of FA reports (based on
                                                 fiscal quarters)

-  BISYS Compliance Representation Letter        10 calendar days prior to Board meeting

N-SARs

-  Preparation and Review                        Completed by 60th calendar day following the report date

N-CSRs

-  Review                                        Completed by 10th calendar day following transmission of
                                                 shareholder report

Provide Compliance Training to Portfolio         Annually
Managers

BLUE SKY REGISTRATION SERVICES

State Renewal Notifications for Designated       Prior to expiration
States

Perform Annual Audit                             15 calendar days prior to expiration of registration

Weekly Warning Report                            Weekly

Monthly Audit of Sales vs. Registration Levels   Monthly

REGULATORY SERVICES

Initial Advertising & Sales Literature Review    2 business days after receipt from client

Communication of NASD Comments to Client         Within 1 business day of receipt from NASD

Code of Ethics Review                            Trustee/Director quarterly questionnaire: within 5
                                                 business days prior to quarter-end

                                                 Quarterly Report Summary: within 50 calendar days after
                                                 quarter-end

These service standards are subject to all of the terms of the Master Service Agreement (including, without limitation, Standard of Care, Section 7).

NAV calculations are measured by total number of NAVs calculated monthly.

The required Standard (performance level) associated with an item or function will be measured by dividing the total number of times that item or function was correctly performed during the month by the total number of times that item or function occurred during the month.

EXAMPLE: With respect to the calculation of NAVs, assuming 22 business days and 9 non-money market funds in existence in Month 1, there should be 198 NAV calculations in Month 1. If there are 2 NAV errors in Month 1, the Performance Level for the month is 98.9% (196/198).

For purposes of the foregoing, a failure to perform a particular function properly includes only those failures for which BISYS would not be excused and for which BISYS would be responsible under the Agreement (including, without limitation, under Section 7, Standard of Care).

An inaccurate calculation of the NAV (an error greater than 1 cent per share of the net asset value) is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If BISYS has reason to believe that an NAV is or may be incorrect, it may either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted, in consultation with an appropriate representative of the Funds. In such event, BISYS shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.

                                       50